EXHIBIT 99.1

For Immediate Release: July 16, 2009

FORMER U.S. COMMERCE SECRETARY CARLOS M. GUTIERREZ ELECTED TO

OCCIDENTAL PETROLEUM BOARD OF DIRECTORS

LOS ANGELES, July 16, 2009 -- Occidental Petroleum Corporation (NYSE:OXY) announced today that former U.S. Secretary of Commerce Carlos M. Gutierrez, 55, has been elected to its Board of Directors. Prior to his government service, Secretary Gutierrez was Chairman and CEO of Kellogg Company. His election brings the Oxy Board to 13 members, 12 of whom are independent outside directors.

Secretary Gutierrez served as head of the Commerce Department from 2005 to January, 2009, where he led a large, diverse Cabinet agency of over 38,000 employees with a $6.5 billion budget, responsible for promoting American business around the globe. He was with Kellogg Company (NYSE:K) for 30 years, serving as CEO from 1999 and Chairman of the Board from 2000 to 2005.

Secretary Gutierrez is a member of the boards of United Technologies Corporation (NYSE:UTX) and Corning Incorporated (NYSE:GLW). He serves also on the boards of trustees of the Woodrow Wilson International Center for Scholars and the University of Miami, previously serving on the boards of Colgate-Palmolive Company and the Grocery Manufacturers of America as well as Co-Trustee of the W.K. Kellogg Foundation Trust. He studied Business Administration at the Monterrey Institute of Technology in Queretaro, Mexico.

ABOUT OXY

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization. Oxy's wholly owned subsidiary,

OxyChem, manufactures and markets chlor-alkali products and vinyls. Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

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Contacts:	Richard S. Kline (media)
richard_kline@oxy.com
310-443-6249

Chris Stavros (investors)
chris_stavros@oxy.com
212-603-8184

On the web: www.oxy.com